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                                                                     EXHIBIT 2.5

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment") is made by and between Robert W. Stallings ("Stallings") and ING Pilgrim Capital Corporation, LLC, a Delaware limited liability company ("Assignee").

         WHEREAS, Stallings has entered into that certain Securities Purchase Agreement dated February 26, 2001 (the "Purchase Agreement") with GAINSCO, INC., a Texas corporation ("GNA"), whereby Stallings agreed to purchase three thousand (3,000) shares of Series B Convertible Redeemable Preferred Stock of GNA (the "Preferred Stock"); and

         WHEREAS, Stallings desires to transfer and assign to Assignee his right to purchase the shares of Preferred Stock (the "Assigned Right") in accordance with the terms of Section 11.3 of the Purchase Agreement; and

         WHEREAS, Assignee desires to accept the assignment of the Assigned
Right;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto do hereby agree as follows:

         1. Assignment. Stallings does hereby assign, transfer and set over unto Assignee, its successors and assigns, any and all of Stalling's rights and interests in and to the Assigned Right.

         2. Obligations Retained. Neither this Assignment nor any action by Assignee shall constitute an assumption by Assignee of any other obligations of Stallings under the Purchase Agreement other than the obligation to pay the applicable consideration to acquire the shares of Preferred Stock, and Stallings shall continue to be liable for all obligations of Stallings thereunder. Stallings agrees to indemnify and hold Assignee harmless against and from any loss, cost, liability or expense (including, but not limited to, reasonable attorneys' fees) resulting from any failure of Stallings to so perform his obligations under the Purchase Agreement.

         3. Consent. Assignee hereby consents to the above Assignment.


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         IN WITNESS WHEREOF, the undersigned have executed this Assignment as of this ___ day of March, 2001.


                                    ASSIGNOR:


                                         /s/ Robert W. Stallings
                                    ------------------------------------
                                    ROBERT W. STALLINGS


                                    ASSIGNEE:

                                    ING PILGRIM CAPITAL CORPORATION, LLC


                                    By: /s/ William H. Rivoir III
                                        --------------------------------
                                        William H. Rivoir III
                                        Senior Vice President